Part IV

Exhibit 31.4

Certifications

I, Kelly L. Groh, certify that:

1. I have reviewed this Amendment No. 1 on Form 10-K/A to the annual report on Form 10-K of Genworth Financial, Inc.; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

Dated: April 10, 2020

Genworth Financial, Inc.

By:	/s/ Kelly L. Groh
Kelly L. Groh
Executive Vice President and Chief
Financial Officer
(Principal Financial Officer)

Genworth Financial, Inc.     64